AMENDMENT TO

MASTER CUSTODIAN AGREEMENT

This AMENDMENT (the “Amendment”) is made as of June 1, 2014, to the Master Custodian Agreement dated as of May 1, 2007, as amended (the “Agreement”), by and among each management investment company identified on Appendix A thereto (each such investment company and each management investment company made subject to such Agreement in accordance with Section 21.5 thereof shall hereinafter be referred to as a “Fund”) and STATE STREET BANK AND TRUST COMPANY, as Custodian hereunder (the “Custodian”).

WHEREAS, pursuant to the Agreement, State Street provides certain custodial services to each Fund; and

WHEREAS, the parties desire to extend the term of the Agreement.

NOW, THEREFORE, the parties hereto agree to modify and amend the Agreement as follows:

1. DEFINITIONS. Terms used but not defined herein shall have the meanings given to them in the Agreement.

2. SECTION 18. Section 18 of the Agreement, “Effective Period, Termination and Amendment,” is hereby replaced in its entirety by the following:

This Agreement shall remain in full force and effect for an initial term ending May 31, 2019 (the “Initial Term”). Following the Initial Term, with respect to each Fund or Portfolio, this Agreement shall continue in full force and effect until the first to occur of: (a) termination by the Custodian by an instrument in writing delivered or mailed to such Fund or Portfolio, such termination to take effect not sooner than ninety (90) days after the date of such delivery; or (b) termination by such Fund or Portfolio by an instrument in writing delivered or mailed to the Custodian, such termination to take effect not sooner than sixty (60) days after the date of such delivery. During the Initial Term and thereafter, either party may terminate this Agreement upon notice (or such later date specified in the notice): (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice of such breach, (ii) in the event that a party to this Agreement determines that there is a reasonable basis to conclude that the other party is insolvent or that the financial condition of such party is deteriorating in any material respect, in which case termination shall take effect upon such party’s receipt of written notice of termination, or at such later time as the notifying party shall designate, or (iii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Fund or Portfolio, the applicable Fund shall pay Custodian its compensation due through the effective date of such termination (the “Termination Date”) and shall reimburse Custodian for its reasonable costs, expenses and disbursements incurred through the Termination Date.

During the Initial Term, in the event of any Fund’s termination of this Agreement with respect to such Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph, (i) the applicable Fund shall be required to provide the Custodian at least one (1) year’s notice of the Termination Date (or, to the extent that such notice is delivered after June 1, 2018 with a specified Termination Date of May 31, 2019 or later, such shorter period of time that remains in the Initial Term), and (ii) on the Termination Date, the applicable Fund shall pay the Custodian its compensation due through the Termination Date and shall reimburse Custodian for its reasonable costs, expenses and disbursements incurred through the Termination Date; provided, however, that if the applicable Fund provides less than one (1) year’s notice of a Termination Date prior to May 31, 2019, then on the Termination Date the Fund shall pay the Custodian its compensation due through the date occurring one (1) year (or such shorter period remaining to May 31, 2019) after the date of delivery of such notice (based upon the average compensation previously earned by Custodian with respect to such Fund or Portfolio for the three (3) calendar months most recently preceding the delivery date of such notice) and shall reimburse the Custodian for its reasonable costs, expenses and disbursements incurred through the Termination Date. For the avoidance of doubt, clause (i) and (ii) of this paragraph will not apply in the event of any transaction such as (a) the liquidation or dissolution of a Fund or a Portfolio and distribution of such Fund’s or Portfolio’s assets, (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another entity, or (c) the sale by a Fund or Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Custodian is retained to continue providing services to such Fund or Portfolio (or its respective successor).

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio. For the avoidance of doubt, the parties agree that any future funds or portfolios sponsored or advised by RS Investment Management Co. LLC are not obligated to retain the Custodian to render services as custodian under this Agreement.

2. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

3. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. A copy of the Declaration of Trust of each Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Amendment is executed on behalf of the Trustees of the Funds as Trustees and not individually and that the obligations of this Amendment are not binding upon any of the Trustees or shareholders of the Portfolios individually but are binding only upon the assets and property of the applicable Portfolio.

4. APPENDIX A. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first set forth above.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A TO THE AGREEMENT, AS AMENDED

/s/ Matthew H. Scanlan
Name: Matthew H. Scanlan
Title: President

STATE STREET BANK AND TRUST COMPANY

/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

RS Investment Trust, on behalf of:

RS China Fund

RS Emerging Markets Fund

RS Emerging Markets Small Cap Fund

RS Floating Rate Fund

RS Global Fund

RS Global Natural Resources Fund

RS Growth Fund

RS High Income Municipal Bond Fund

RS High Yield Fund

RS International Fund

RS Investment Quality Bond Fund

RS Investors Fund

RS Large Cap Alpha Fund

RS Low Duration Bond Fund

RS Mid Cap Growth Fund

RS Partners Fund

RS Select Growth Fund

RS Small Cap Equity Fund

RS Small Cap Growth Fund

RS Strategic Income Fund

RS Tax-Exempt Fund

RS Technology Fund

RS Value Fund

RS Variable Products Trust, on behalf of:

RS Emerging Markets VIP Series

RS High Yield VIP Series

RS International VIP Series

RS Investment Quality Bond VIP Series

RS Large Cap Alpha VIP Series

RS Low Duration Bond VIP Series

RS Money Market VIP Series

RS S&P 500 Index VIP Series

RS Small Cap Growth Equity VIP Series